Exhibit 10.2

                             Trans-Lux Corporation
                                26 Pearl Street
                                Norwalk CT 06850


                           Restricted Stock Agreement
                           --------------------------


February 16, 2010




Mr. Jean-Marc Allain
140 East 56th Street
New York, New York 10022

Dear Mr. Allain:

The Board of Directors ("Board") has awarded Fifty Thousand (50,000) shares of Trans-Lux Corporation common stock, par value $1.00 per share ("Stock"), to you in the form of Restricted Stock. The term "Restricted Stock" as used in this Award Agreement refers to the Restricted Stock awarded to you under this Award Agreement.

This letter constitutes the Award Agreement and sets forth the terms and conditions of your award, as determined by the Board.

1.  CONSIDERATION FOR AWARD

The consideration for the Restricted Stock is your continued service to the Corporation as a full-time employee during the Restricted Period set forth below and your simultaneous execution of the Employment Agreement between you and Trans-Lux Corporation dated this date. If you do not continue to perform services for the Corporation as a full-time employee during the entire Restricted Period, your award will be forfeited in whole or in part, as applicable.

2.  CONDITIONS TO AWARD

If you desire to accept the Restricted Stock award, you must acknowledge your acceptance and receipt of this Award Agreement by simultaneously signing the enclosed copy of this Award Agreement in the space provided and the Employment Agreement and returning each to Ms. Angela Toppi, Executive Vice President and Secretary, Trans-Lux Corporation, 26 Pearl Street, Norwalk, CT 06850.

For your acceptance to be effective and for the award to be enforceable, you must return your signed acknowledgment and the Employment Agreement. If the signed Award Letter and Employment Agreement are not received by February 18, 2010, this Restricted Stock award will be void and of no effect.


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Upon receipt of a signed copy of this Award Agreement and Employment Agreement the Corporation will issue a certificate in your name for the shares; however the Corporation will maintain custody of the shares until the Restricted Period ends or the shares are forfeited.

3.  RIGHTS OF OWNERSHIP/RESTRICTIONS ON TRANSFER

Until the expiration or termination of the periods described in Section 4 below (the "Restricted Period"), the Restricted Stock will be held in your name by the Corporation, and you will not be entitled to delivery of a certificate(s) representing the Restricted Stock. Nevertheless, subject to the forfeiture provisions described below, you will be the record owner of the Restricted Stock, will have the right to receive cash dividends, if any, on the Restricted Stock, will have the right to vote the Restricted Stock and will generally have the rights and privileges of a stockholder as to such Restricted Stock except that during the Restricted Period you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber the Restricted Stock. The Corporation may place a legend on the certificates representing the Restricted Stock indicating the existence of these restrictions.

Upon expiration or termination of the Restricted Period with respect to any particular shares, and subject to the forfeiture provisions set forth below, a certificate(s) evidencing the shares for which the restrictions have expired or terminated will be issued in your name) and delivered to you. This certificate will not contain the restrictive legend referred to above although it may contain any other legend the Corporation determines is appropriate under the securities laws. At that time, the Corporation is required to collect the appropriate amount of federal, state and local taxes. In this regard, please see "Timing of Taxation and Withholding" below.

By accepting this Restricted Stock award you agree for yourself, your heirs and legatees that, unless the shares have been registered under the Securities Act of 1933, as amended, any and all shares granted hereunder shall be acquired for investment and not for distribution, and upon the release of any or all of the shares subject to the award granted hereunder after the end of applicable Restricted Period, you, or your heirs or legatees receiving such shares, shall deliver to Trans-Lux Corporation a representation in writing that such shares are being acquired in good faith for investment and not for distribution. Trans-Lux Corporation may place a "stop transfer" order with respect to such shares with its transfer agent and place an appropriate restrictive legend on the stock certificate unless such shares are registered.

After the expiration or termination of the Restricted Period and the shares are delivered to you, you will enjoy all of the rights and privileges associated with ownership of the shares including the right to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell the shares may be limited under the federal securities laws, subject to registration under the Securities Act of 1933, as amended, or an appropriate exemption thereunder which is available. Further, the Board of Directors expects you to retain a considerable portion of this grant since your

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participation as a proprietary owner of the Corporation conveys your commitment to the future development of the Corporation.

You have the right to designate a beneficiary (or beneficiaries) to receive your shares in the event of your death during the Restricted Period by completing a beneficiary designation form and returning it to the Secretary's Office at the above address. If, at your death, a completed beneficiary designation form is not on file at the Secretary's Office (or if your designated beneficiary predeceases you), your shares will be transferred to the personal representative of your estate. The beneficiary designation applies only to this grant of Restricted Stock.

4.  RESTRICTED PERIOD/FORFEITURE

Except as set forth below, all of your Restricted Stock will be forfeited and all of your rights to the Restricted Stock will cease without further obligation on the part of the Corporation unless you continue to provide services to the Corporation as a regular full-time employee of the Corporation until the expiration or termination of the Restricted Periods as set forth in the following paragraphs.

The Restricted Stock granted hereunder will be divided into two categories and the Restricted Period with respect to each category will expire as follows:

     (i) the restrictions on the first category of one-half (50%) of the shares will expire on the one year anniversary of the award date if you continue to be employed as a regular full-time employee by the Corporation until that date; and

     (ii) the restrictions on the second category of one-half (50%) of the shares will expire on the two year anniversary of the award date if you continue to be employed as a regular full-time employee by the Corporation until that date.

5.  CHANGES IN CAPITALIZATION

In the event of a stock split, stock dividend or other similar action resulting in additional shares of Stock being issued during the Restricted Period with respect to the Restricted Stock, you will have the same rights and privileges and be subject to the same restrictions and risks of forfeiture with respect to such shares as you have with respect to the Restricted Stock, and such shares will be treated as Restricted Stock.

6.  TIMING OF TAXATION AND WITHHOLDING

The Restricted Stock will be taxable to you as compensation income at the termination or expiration of the Restricted Period (unless it is earlier forfeited) based on its Fair Market Value at that time, unless you elect to pay tax now based on the current market price. If you elect to be taxed now and the stock is later forfeited, however, no tax deduction is allowed. Therefore, you should consult your own tax advisor before making the election. If you make the election, the Corporation will collect the appropriate amount of withholding tax in cash from you. The election is not valid unless it is filed with the

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Internal Revenue Service within 30 days of the effective date of the Award.

Unless you elect to be taxed now on the Restricted Stock as described above, any dividends paid to you with respect to the Restricted Stock during the Restricted Period will be taxable to you as compensation income and subject to withholding of income and FICA taxes. Dividends paid with respect to such stock after the termination or expiration of the Restricted Period (or during the Restricted Period if you elected to be taxed now) will generally be taxed as dividend income.

7.  MISCELLANEOUS

Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. The value of the Restricted Stock awarded to you will not be taken into account for other benefits offered by the Corporation, if any. Notwithstanding any other provision of the Award Agreement to the contrary, the Restricted Stock must be held at least six months from the date of grant.

This Award Agreement and Employment Agreement constitute the entire agreement governing the terms of your Restricted Stock grant and supersede all other prior agreements and understandings, both written and oral, between you and the Corporation or any employee, officer or director of the Corporation.

Insiders must consult with the Corporate Secretary before entering into any transactions involving the Restricted Stock even after the expiration or termination of the Restricted Period.


Sincerely,

TRANS-LUX CORPORATION


By: /s/ Angela Toppi
    ----------------------------
        Angela Toppi
        Executive Vice President



Acknowledged and Agreed:

/s/ Jean-Marc Allain
--------------------------